Exhibit 99.1

FOR IMMEDIATE RELEASE

For:	Cathay General Bancorp	Contact:	Heng W. Chen
	777 N. Broadway		(626) 279-3652
Los Angeles, CA 90012

CATHAY GENERAL BANCORP

ADOPTS NEW SHARE REPURCHASE PROGRAM

LOS ANGELES, May 28, 2024: Cathay General Bancorp (the “Company”, Nasdaq: CATY), the holding company for Cathay Bank, announced that its Board of Directors has adopted a new share repurchase program authorizing the Company to repurchase up to $125,000,000 of the Company’s common stock. The previous $125,000,000 share repurchase program announced on May 26, 2022, was completed on February 21, 2023, with the repurchase of 2,897,628 shares at an average cost of $43.14.

The share repurchases may be made from time to time on the open market or in privately negotiated transactions. The timing, price and volume of the share repurchases will be determined by the Company’s management based on its evaluation of market conditions, relevant securities laws and other factors.  Repurchases may also be made under a Rule 10b5-1 plan, which if adopted would allow stock repurchases when the Company might otherwise be precluded from doing so under insider trading laws. The share repurchase program may be suspended, terminated or modified at any time for any reason, including market conditions, the cost of repurchasing shares, the availability of alternative investment opportunities, liquidity, and other factors deemed appropriate. These factors may also affect the timing and amount of share repurchases. As of the date of this release, the Company has approximately 72,813,413 shares of common stock outstanding.

ABOUT CATHAY GENERAL BANCORP

Cathay General Bancorp is a publicly traded company (Nasdaq: CATY) and is the holding company for Cathay Bank, a state-chartered bank. Cathay General Bancorp’s website is at www.cathaygeneralbancorp.com. Founded in 1962, Cathay Bank offers a wide range of financial services and currently operate over 60 branches across the United States in California, New York, Washington, Texas, Illinois, Massachusetts, Maryland, Nevada, and New Jersey. Overseas, it has a branch outlet in Hong Kong, and a representative office in Beijing, Shanghai, and Taipei. To learn more about Cathay Bank, please visit www.cathaybank.com.